Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Bill Barrett Corporation on Form S-1 of our report on the Statement of Revenues and Direct Operating Expenses of the Wind River Acquisition Properties dated April 16, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 16, 2004